For immediate release
7:00 am (EST) 12:00 pm (GMT)

                       SHIRE ANNOUNCES INCREASE OF 50% IN
                      PRE-TAX INCOME FOR FIRST QUARTER 2001

Basingstoke, UK - 26 April 2001 - Shire Pharmaceuticals Group plc (LSE: SHP.L,
NASDAQ: SHPGY) announces results for the first quarter ended 31 March 2001.

Highlights:

                                -----------------        -----------------------------------------
                                           After
                                   APB25 charge1
                                                                              Before APB25 charge

                                -----------------        ------------- ----------- ---------------

                                           Q1-01                Q1-01       Q1-00               %
                                            ($m)                 ($m)        ($m)          change

Revenues                                   155.6                155.6       119.0             +31
Operating income                            39.9                 42.0        29.2             +44
Income before tax                           38.0                 40.1        26.7             +50
EPS (diluted)
- per ordinary share                        9.9c                10.7c        7.3c             +46
- per ADS                                  29.7c                32.1c       22.0c             +46

                                -----------------        ------------- ----------- ---------------

                                                  Average
USD:GBP exchange rate      Q1 2001                1.44
                           Q1 2000                1.60

     Financial Highlights

     o Adderall* sales up 29% with a 33.3% share2 of the US Attention Deficit Hyperactivity Disorder (ADHD) prescription market in March 2001 (March 2000: 29.7%).

     o Agrylin* continues to grow strongly; US prescriptions increased by 43% in March 2001 compared to March 2000. Sales grew 56% compared with the same period last year. Agrylin* achieved 20.4% market share2 of the combined US Agrylin, Hydrea and hydroxyurea market.

     Pentasa* sales up 39% on Q1 2000; achieved 17.8% share2 of the US oral mesalamine/olsalazine market in March 2001.

     o Carbatrol* achieved sales growth of 72% and 32.5% share2 of the US extended release carbamazepine market in March 2001.

     o ProAmatine* sales up 112% on Q1 2000; US prescriptions up by 31% on the same period last year.

     Business Highlights

     o Anagrelide (marketed as Agrylin* in US) granted Orphan Drug Status in Europe.

     Reminyl* receives Food and Drug Administration (FDA) approval on 28
          February 2001. US launch targeted for May 2001.

     o Foznol* (lanthanum carbonate) first regulatory filing in Europe on 13 March 2001. US regulatory filing expected by end of Q4 2001.

     o Adderall XR* (SLI 381) Phase III data to be presented at the American Psychiatric Association (APA) on 9 May 2001.


Commenting on the results, Rolf Stahel, Chief Executive of Shire, said:

"I am delighted to announce excellent first quarter results, with outstanding revenue growth of 31% and an increase of 50% in pre tax income.

"Following the approval of Reminyl* in the US on 28 February 2001, we are looking forward to the US launch by Janssen Pharmaceutica and Ortho-McNeil Pharmaceutical. Their intention is to make Reminyl* available on prescription during the course of May 2001. In addition, the first filing of Foznol* in Europe achieves another very important milestone for Shire.

"In respect of the proposed merger with BioChem Pharma Inc, although the current review period with Industry Canada expires on 27 April 2001, Shire requested an extension on 25 April 2001.

"Discussions with Industry Canada are ongoing and we remain firmly committed to obtaining the Canadian Minister of Industry's approval for the proposed merger with BioChem Pharma Inc".





1 Results stated after APB25 charge are as set out in Shire's consolidated income statement on page 9

2    Prescription market (IMS) March 2001

*Trade Mark

For further information please contact:

Clea Rosenfeld, Investor Relations Manager              +44 (0)1256 894 000
Shire Pharmaceuticals Group plc
David Yates                                             +44 (0) 207 831 3113
Financial Dynamics
Paula Schwartz                                          +1 212 661 8030
Financial Relations Board

Notes to editors
Shire Pharmaceuticals Group plc
Shire is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas: central nervous system disorders, metabolic diseases, oncology and gastroenterology. The Group has a sales and marketing infrastructure with a broad portfolio of products, with its own direct marketing capability in the US, Canada, UK, Republic of Ireland, France, Germany, Italy and Spain and with plans to add Japan by 2004. Shire also covers other significant pharmaceutical markets indirectly through distributors and sales coverage continues to grow.

Shire's global search and development expertise has to date successfully provided eight marketed products, of which Reminyl* for the treatment of Alzheimer's disease has recently been launched in the UK, its first market in Europe. The National Institute of Clinical Excellence (NICE) recommended on 19 January 2001 that treatment for Alzheimer's disease be made available through the National Health Service (NHS) in the UK. Additionally, on 28 February 2001 Reminyl* received Food and Drug Administration (FDA) approval to be marketed in the US. The current pipeline of 17 projects includes three projects in registration in various countries, plus the delivery of the first regulatory submission for Foznol* to a Reference Member State in the EU Mutual Recognition Procedure on 13 March 2001, and 6 others that are post Phase II. Shire is actively seeking to acquire further marketed products and development projects to enhance the potential for future growth. Shire's M&A activity has resulted in five completed mergers and acquisitions during the last six years.

On 11 December 2000, Shire entered into an agreement to merge with BioChem Pharma Inc. to form a leading global specialty pharmaceutical company. More details on this proposed merger and other aspects of the company are available on the Shire website at Error! Bookmark not defined.

*Trade Mark

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.

OVERVIEW OF FINANCIAL RESULTS

Group revenues for the first quarter increased by 31% to $155.6 million (Q1 2000: $119.0 million). The Group recorded income before tax and APB25 charge of $40.1 million, up 50% (Q1 2000: $26.7 million) and diluted earnings per ordinary share pre APB25 charge of 10.7 cents or 32.1 cents per ADS, up 46% (Q1 2000: 7.3 cents per ordinary share or 22.0 cents per ADS). Net income (after APB25 charge of $2.1 million) was $26.0 million (Q1 2000: $4.3 million net loss after APB25 charge of $23.2 million).

Sales and marketing

Product sales, at $151.4 million, increased by 34% over Q1 2000. Sales of Adderall* were $70.1 million, representing growth of 29% on the comparative period in 2000, which included some stock-building by wholesalers ahead of anticipated price increases. Adderall* had a 33.3% share of the prescription market for Attention Deficit Hyperactivity Disorder (ADHD) in the US in March 2001 (March 2000: 29.7%) and continues to be the brand leader in the US market for ADHD.

Sales of Agrylin*, the only US product licensed for the treatment of thrombocythaemia, were $17.1 million, a 56% increase on Q1 2000 sales of $11.0 million, when sales were slightly below trend due to wholesaler de-stocking. Shire achieved a prescription share of 20.4% of the total US Agrylin, Hydrea and generic hydroxyurea market in March 2001, compared to 14.3% for the month of March 2000.

Sales of Pentasa*, for the treatment of ulcerative colitis, were $14.4 million, 39% higher than the comparable period last year, when sales were below trend due to wholesaler de-stocking following a price increase in Q4 1999. Pentasa* had a prescription share of 17.8% of the US oral mesalamine/olsalazine market in March 2001, compared to 18.0% in March 2000.

Sales of ProAmatine*, for the treatment of postural hypotension, were $7.6 million, 112% higher than Q1 2000 sales of $3.6 million, when sales were also below trend due to wholesaler de-stocking following a price increase in Q4 1999. The US prescription market for ProAmatine* and Florinef prescriptions indicates that ProAmatine* had a 22.1% share for the month of March 2001, an increase from 19.5% in March 2000.

Carbatrol*, containing carbamazepine, recorded sales growth of 72% from sales of $5.6 million in Q1 2000 to $9.6 million in Q1 2001. This translates to 32.5% of the US extended release carbamazepine prescription market in March 2001, compared to 26.0% in March 2000.

Licensing

Licensing and development fees in the first quarter fell by 38% to $3.0 million (Q1 2000: $4.9 million) and included one-time receipts of third party milestone payments in respect of Reminyl* Food and Drug Administration (FDA) approval and SLI drug delivery contracts. The quarter on quarter decrease is mainly due to the reduction in development stage activities for Reminyl* and hence the ending of reimbursement revenues for actual costs incurred on bulb-related raw material. Royalties increased by $0.3 million to $0.9 million (Q1 2000: $0.6 million).


Cost of sales and operating expenses

Gross margin on product sales, at 82%, was consistent with Q1 2000. The higher margin products, particularly Adderall* and Agrylin* represented approximately 57% of total product sales in Q1 2001, also consistent with Q1 2000.

R&D expenditure for the first quarter increased by 4% to $27.2 million. Expressed as a percentage of revenues, R&D expenditure was 17% in Q1 2001 compared to 22% in Q1 2000 and 21% for full year 2000. R&D expenditure was particularly high in Q1 2000 due to the upfront payment for the in-licensing of SPD 421 from D-Pharm. The relatively low R&D to revenue ratio in Q1 2001 is mainly related to phasing of project costs resulting in lower than usual costs during the quarter.

Selling, general and administrative (S,G&A) expenses, excluding the effects of an APB25 charge, increased by 41% to $49.5 million (Q1 2000: $35.2 million). As a percentage of product sales S,G&A expenses increased by 2% to 33%. This increase reflects the growth in the US sales force since Q1 2000 and increased marketing activities in respect of the anticipated Adderall XR* launch.

The APB25 charge for the quarter was $2.1 million. This substantial reduction compared to the Q1 2000 charge of $23.2 million reflects minor amendments to the executive share option scheme effective from March 2000.

Depreciation and amortisation increased by 13% to $8.6 million (Q1 2000: $7.6 million). This increase is attributable to the purchase of several new products since March last year.

Taxation

The effective rate of tax on the profits for the quarter pre APB25 is 30% (Q1 2000: 29%). The company has recorded net deferred tax assets of approximately $26.8 million.

Cash flow

Net cash inflow from operating activities of $58.0 million provided funding for two product acquisitions in Europe ($18.3 million) and tangible fixed asset additions of $1.5 million. Cash inflow from financing activities of $2.1 million related to employee stock option exercises.

Cash, cash equivalents, marketable securities and other current assets at 31 March 2001 amounted to $225.4 million. After deduction of borrowings this gives a net cash position of $97.5 million.

PROJECTS UNDER DEVELOPMENT

Central nervous system disorders

Alzheimer's disease
Reminyl* was launched in the UK in September 2000. In January 2001, the UK National Institute of Clinical Excellence (NICE) announced that treatments for Alzheimer's disease should be made available as part of the management of patients with mild to moderate Alzheimer's disease within the UK. This was followed on 28 February 2001 by approval from the Food and Drug Administration
(FDA) for Reminyl* in the US. Janssen Pharmaceutica and Ortho-McNeil Pharmaceutical will be marketing Reminyl* in this market and intend to make the product available on prescription from May 2001.

By 31 March 2001, Reminyl* had been launched in 11 countries, including the UK and Ireland. A number of further launches are planned over the coming months.

ADHD
New pivotal data on the once daily formulation of Adderall*, SLI 381, under development for the treatment of ADHD, have been accepted as a platform presentation at the annual meeting of the American Psychiatric Association
(APA). The oral presentation of safety and efficacy results will take place on Wednesday, 9 May, at 11:00 am at the APA's 2001 annual meeting in New Orleans, at which point Shire will publish the relevant posters. The once daily medication, currently known by its project designation, SLI 381 (proposed Trade Mark Adderall XR), is a novel formulation of Adderall* (mixed salts of a single-entity amphetamine product) that incorporates Shire's Microtrol(TM) advanced drug delivery system.


Oncology/haematology

Thrombocythaemia
On 3 January 2001, Shire announced that the European Commission had granted orphan drug designation to anagrelide for the treatment of essential thrombocythaemia. This designation covers the EU, plus Norway and Iceland, and provides up to 10 years market exclusivity for the product following Marketing Authorisation Approval. Orphan drug status already applies to anagrelide in the US, where the product is marketed as Agrylin*, and in Japan where it will run for 10 years following marketing approval.


Metabolic diseases

Hyperphosphataemia
The first regulatory submission for Foznol* (lanthanum carbonate) was delivered to a Reference Member State in the EU Mutual Recognition Procedure on 13 March 2001. Foznol is being developed for the treatment of hyperphosphataemia in patients with chronic renal failure.

Future Prospects

In respect of the proposed merger with BioChem Pharma Inc, although the current review period with Industry Canada expires on 27 April 2001, Shire requested an extension on 25 April 2001.

Discussions with Industry Canada are ongoing and Shire remains firmly committed to obtaining the Canadian Minister of Industry's approval for the proposed merger with BioChem Pharma Inc.

Progress towards the launch of Adderall XR* continues and this will lead to ongoing marketing expenditure. R&D expenditure as a percentage of revenue is expected to move back towards historic ranges in subsequent quarters.

With the forthcoming US launch of Reminyl* expected and the recent regulatory filing for Foznol* in Europe, management remains confident about the company's future growth prospects.






*Trade Mark

Unaudited consolidated balance sheets
US GAAP


                                                              31.03.2001             31.03.2000

                                                                    $'000                 $'000
ASSETS                                                        -----------            -----------
Current assets:
Cash and cash equivalents                                           82,835                 67,307
Marketable securities and other current asset investments          142,553                 58,020
Accounts receivable, net                                            70,993                 75,689
Inventories, net                                                    43,773                 39,828
Deferred tax asset                                                  18,722                  5,312
Prepaid expenses and other current assets                           14,373                  6,211
                                                              ------------           ------------
Total current assets                                               373,249                252,367

Investments                                                          5,756                  2,604
Property, plant and equipment, net                                  47,867                 38,813
Intangible assets, net                                             561,458                550,536
Deferred tax asset                                                   8,047                 31,799
Other assets                                                        21,850                  5,058
                                                              ------------           ------------
Total assets                                                     1,018,227                881,177
                                                              ------------           ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current instalments of long-term debt                                1,470                  5,333
Accounts and notes payable                                          97,313                106,695
Other current liabilities                                           19,765                  9,214
                                                              ------------           ------------
Total current liabilities                                          118,548                121,242

Long-term debt, excluding current instalments                      126,436                128,040
Other long-term liabilities                                         11,532                    541
                                                              ------------           ------------
Total liabilities                                                  256,516                249,823
                                                              ------------           ------------
Shareholders' equity:
Common stock, 5p par value; 400,000,000  (2000:
400,000,000) shares authorised; and 257,950,135
 (2000: 251,376,841) shares issued and
outstanding respectively                                            21,097                 20,611
Additional paid-in capital                                         945,735                883,257
Accumulated other comprehensive losses                            (52,121)               (13,122)
Accumulated deficit                                              (153,000)              (259,392)
                                                              ------------           ------------
Total shareholders' equity                                         761,711                631,354
                                                              ------------           ------------
Total liabilities and shareholders' equity                       1,018,227                881,177
                                                              ------------           ------------

Unaudited consolidated income statements
US GAAP
                                                3 months             3 months
                                             to 31.03.01          to 31.03.00
                                                   $'000                $'000
                                            ------------         ------------
Total revenues                                   155,641              118,978
Cost of revenues                                (27,713)             (20,905)
                                            ------------         ------------
Gross profit                                     127,928               98,073

Operating expenses                              (88,010)             (92,118)
                                            ------------         ------------
Operating income                                  39,918                5,955

Interest income                                    2,536                1,371
Interest expense                                 (2,801)              (3,405)
Other expense                                    (1,668)                (431)
                                            ------------         ------------
Total other expenses                             (1,933)              (2,465)
                                            ------------         ------------
Income before income taxes                        37,985                3,490

Income taxes                                    (12,030)              (7,756)
                                            ------------         ------------
Net income/(loss) - see below                     25,955              (4,266)
                                            ------------         ------------
Net income/(loss) per share:
Basic                                              10.1c               (1.7)c
Diluted                                             9.9c              (1.7) c

Weighted average number of shares:
Basic                                        257,390,769          246,672,276
Diluted                                      262,649,651          246,672,276
Supplemental information

Net income/(loss) as above                        25,955              (4,266)
Add back:
APB25 stock option compensation charg
                                                   2,121               23,246
                                            ------------         ------------
Net income before APB25                           28,076               18,980
                                            ------------         ------------
Net income before APB25
per ordinary share
Basic                                              10.9c                 7.7c
Diluted                                            10.7c                 7.3c
                                            ------------         ------------
Net income before APB25 per ADS
Basic                                              32.7c                23.1c
Diluted                                            32.1c                22.0c
                                            ------------         ------------

The diluted net income before APB25 per ordinary share uses the fully diluted weighted average number of shares of 259,301,631. This is not used when the result is a net loss because it would have an anti-dilutive effect.

Unaudited consolidated statements of cash flows
US GAAP

                                                                      3 months        3 months
                                                                   to 31.03.01     to 31.03.00
                                                                         $'000           $'000
                                                                    ----------      ----------
Cash flows from operating activities:
Net income/(loss)                                                       25,955         (4,266)
Adjustments to reconcile net income/(loss) to net cash              ----------      ----------
provided by/(used in) operating activities:
Depreciation and amortisation                                            8,600           7,592
Stock option compensation                                                2,121          23,246
Tax benefit of stock option compensation, charged directly
to equity                                                                3,090           1,072
Non cash exchange gains and losses                                    (10,311)           (151)
Loss on disposal of fixed assets                                           607               -
Decrease/(increase) in inventory                                         3,336           (290)
Decrease in deferred tax asset                                           6,500               -
Decrease/(increase) in accounts receivable                              18,816        (14,410)
Decrease in accounts payable                                             (668)        (48,556)
                                                                    ----------      ----------
Net cash provided by/(used in) operating activities                     58,046        (35,763)
                                                                    ----------      ----------
Cash flows from investing activities:
Redemption of marketable securities, net                                46,000          31,687
Increase in cash placed on short-term deposit                         (48,808)         (5,363)
Expenses of acquisition of subsidiaries                                      -           (212)
Purchase of intangible fixed assets                                   (18,335)               -
Purchase of fixed assets                                               (1,544)         (1,935)
Collection on notes receivable                                               -             520
                                                                    ----------      ----------
Net cash (used in)/provided by investing activities                   (22,687)          24,697
                                                                    ----------      ----------

Cash flows from financing activities:
Movements on long term debt
                                                                            94         (2,549)
Proceeds from issue of common stock                                          -           3,033
Payment of stock issuance costs                                           (16)         (3,385)
Proceeds from exercise of options                                        2,109          27,192
                                                                    ----------      ----------
Net cash provided by financing activities                                2,187          24,291
                                                                    ----------      ----------
Effect of foreign exchange rate changes on cash and cash
equivalents                                                            (1,309)               -
                                                                    ----------      ----------
Net increase in cash and cash equivalents                               36,237          13,225
Cash and cash equivalents at beginning of period                        46,598          54,082
                                                                    ----------      ----------
Cash and cash equivalents at end of period                              82,835          67,307
                                                                    ----------      ----------








NOTES

1.       Analysis of revenue, operating income and reportable segments

The company has disclosed segmental information for the individual operating areas of the business, based on the way in which the business is managed and controlled. Shire's principal reporting segments are geographic, each being managed and monitored separately and serving different markets. The company evaluates performance based on operating income or loss before interest and income taxes.


Three months to March 31, 2001                                              Rest of
                                               US           Europe            World              Total
                                            $'000            $'000            $'000              $'000
                                       ----------       ----------       ----------         ----------
Product sales                             126,804           18,330            6,270            151,404
Licensing and development                   2,085              956                -              3,041
Royalties                                      60              358              503                921
Other revenues                                  -                -              275                275
                                       ----------       ----------       ----------         ----------
Total revenue                             128,949           19,644            7,048            155,641
                                       ----------       ----------       ----------         ----------

Cost of revenues                           17,877            6,529            3,307             27,713
Research and development                   19,916            7,188               61             27,165
Selling, general and administrative        35,815           14,027            1,796             51,638
Losses on disposal of assets                  591               14                2                607
                                       ----------       ----------       ----------         ----------
Total operating expenses                   74,199           27,758            5,166            107,123
                                       ----------       ----------       ----------         ----------
EBITDA                                     54,750          (8,114)            1,882             48,518
Depreciation and amortisation             (4,460)          (4,135)              (5)            (8,600)
                                       ----------       ----------       ----------         ----------
Operating income/(loss)                    50,290         (12,249)            1,877             39,918
                                       ----------       ----------       ----------         ----------

Three months to March 31, 2000                                              Rest of
                                               US           Europe            World              Total
                                            $'000            $'000            $'000              $'000
                                       ----------       ----------       ----------         ----------
Product sales                              93,102           15,243            4,820            113,165
Licensing and development                   1,376            3,534                -              4,910
Royalties                                      44              561                -                605
Other revenues                                  3                -              295                298
                                       ----------       ----------       ----------         ----------
Total revenue                              94,525           19,338            5,115            118,978
                                       ----------       ----------       ----------         ----------

Cost of revenues                           12,955            5,730            2,220             20,905
Research and development                   17,247            8,808               17             26,072
Selling, general and administrative        22,420           34,107            1,927             58,454
                                       ----------       ----------       ----------         ----------
Total operating expenses                   52,622           48,645            4,164            105,431
                                       ----------       ----------       ----------         ----------
EBITDA                                     41,903         (29,307)              951             13,547
Depreciation and amortisation             (3,718)          (3,688)            (186)            (7,592)
                                       ----------       ----------       ----------         ----------
Operating income/(loss)                    38,185         (32,995)              765              5,955
                                       ----------       ----------       ----------         ----------


2.       Net income/(loss) per share

Basic net income/(loss) per share is based upon the net income/(loss) available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted net income/(loss) per share is based upon income available to common stockholders divided by the weighted average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.

The following table sets forth the computation for basic and diluted net income/(loss) per share:

                                                   3 months           3 months
                                                to 31.03.01        to 31.03.00
                                                      $'000              $'000
                                              -------------      -------------
Numerator for basic net income per share             25,955            (4,266)
Interest on convertible debt, net of tax                 44                  -
                                              -------------      -------------
Numerator for diluted net income per share           25,999            (4,266)
                                              -------------      -------------


                                              No. of shares      No. of shares
                                              -------------      -------------
Weighted average number of shares:
Basic                                           257,390,769        246,672,276
Effect of dilutive stock options                  4,666,975                  -
Convertible debt                                    591,907                  -
                                              -------------      -------------
Diluted                                         262,649,651        246,672,276
                                              -------------      -------------

Basic net income per share                            10.1c             (1.7)c
                                              -------------      -------------
Diluted net income per share                           9.9c             (1.7)c
                                              -------------      -------------

3.  Net product sales data

                     3 months         3 months        3 months          3 months
                  to 31.03.01      to 31.03.00     to 31.03.01      to 31.03.01
                        $'000            $'000      % increase        % of total
                -------------    -------------    ------------     -------------
Adderall*              70,146           54,539            +29%               46%
Agrylin*               17,146           11,005            +56%               11%
Pentasa*               14,400           10,347            +39%               10%
Carbatrol*              9,639            5,592            +72%                6%
Calciums                4,795            3,985            +20%                3%
ProAmatine*             7,577            3,575           +112%                5%
DextroStat*             1,628            2,312            -30%                1%
OTC                     7,325            5,801            +26%                5%
Others                 18,748           16,009            +17%               13%
                -------------    -------------    ------------     -------------
                      151,404          113,165             34%              100%
                -------------    -------------    ------------     -------------
* Trade Mark

Unaudited consolidated profit and loss accounts
UK GAAP

                                                        3 months         3 months
                                                     to 31.03.01      to 31.03.00
                                                     (pound)'000      (pound)'000
                                                    ------------     ------------

Turnover                                                 108,115           74,471
Cost of sales                                           (28,931)          (14,038)
                                                    ------------     ------------
Gross profit                                              79,184           60,433

Other operating expenses                                (54,359)          (46,298)
                                                    ------------     ------------
Operating profit                                          24,825           14,135

Finance charges, net                                     (6,450)           (1,247)
                                                    ------------     ------------
Profit on ordinary activities before taxation             18,375           12,888

Taxation                                                 (1,744)           (4,175)
                                                    ------------     ------------
Profit on ordinary activities after taxation              16,631            8,713
                                                    ------------     ------------

Earnings per share
- basic                                                     6.5p             3.5p
- diluted                                                   6.3p             3.4p


All results included above relate to the continuing operations of the Group.


Unaudited consolidated statement of total recognised gains and losses

                                                                3 months        3 months
                                                             to 31.03.01     to 31.03.00
                                                             (pound)'000     (pound)'000
                                                            ------------    ------------
Profit for the period                                             16,631           8,713
Translation of overseas subsidiaries' financial statements        13,336           1,832
                                                            ------------    ------------
Total recognised gains and losses relating to the period          29,967          10,545
                                                            ------------    ------------

Unaudited consolidated balance sheets
UKGAAP


                                                               31.03.01       31.03.00
                                                            (pound)'000    (pound)'000
                                                           ------------   ------------
Fixed assets
Goodwill                                                        441,105        463,825
Other intangible assets                                         271,846        215,445
Tangible assets                                                  33,669         24,330
Fixed asset investments                                           4,230          1,632
                                                           ------------   ------------
                                                                750,850        705,232
                                                           ------------   ------------
Current assets
Stocks                                                           30,789         24,966
Debtors
- due within one year                                            60,056         54,508
- due after one year                                             15,369              -
Investments                                                     100,269         36,369
Cash at bank and in hand                                         58,265         42,191
                                                           ------------   ------------
                                                                264,748        158,034
Creditors: amounts falling due within one year                 (83,415)       (76,078)
                                                           ------------   ------------
Net current assets                                              181,333         81,956
                                                           ------------   ------------
Total assets less current liabilities                           932,183        787,188
Creditors: amounts falling due in more than one year           (97,125)       (80,574)
                                                           ------------   ------------
Net assets                                                      835,058        706,614
                                                           ------------   ------------

Capital and reserves
Called-up share capital                                          12,898         12,569
Share premium                                                   874,971        855,465
Capital reserve                                                   2,755          2,755
Other reserves                                                   24,247         24,247
Profit and loss account                                        (79,813)      (188,422)
                                                           ------------   ------------
Equity shareholders' funds                                      835,058        706,614
                                                           ------------   ------------



Basis of preparation

The accounts have been prepared in accordance with the accounting policies set out in the full UK statutory accounts for the year ended December 31, 2000. The results for the three months ended March 31, 2001 and 2000 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.

Summary of significant differences between US generally accepted accounting principles followed by the Group and UK generally accepted accounting principles

The Group's consolidated financial statements have been prepared under US GAAP, which differs in certain respects from UK GAAP. The principal differences between the Group's accounting policies under US GAAP and UK GAAP are set out in the tables below:

Reconciliation of net income from US GAAP to UK GAAP


                                                                      3 months       3 months       3 months       3 months
                                                                   to 31.03.01    to 31.03.00    to 31.03.01    to 31.03.00
                                                                         $'000          $'000    (pound)'000    (pound)'000
                                                                --------------- --------------   ------------   -------------
Net income/(loss) as reported under US GAAP                             25,955        (4,266)         17,853        (2,661)

Adjustments to conform to UK GAAP:
Merger accounting adjustments
 - restructuring costs charged to income                                  (60)           (60)           (42)           (36)
Amortisation of capitalised goodwill                                     2,451          2,715          1,698          1,699
Amortisation under acquisition accounting                              (8,237)        (9,120)        (5,706)        (5,706)
Derecognition of deferred tax asset                                      6,500              -          4,573              -
Stock option compensation costs                                          2,121         23,246          1,444         14,522
Tax benefit from exercise of non-qualified stock options
                                                                         3,090          1,072          1,959            673
Difference in accounting for convertible debt                              (1)            354            (1)            222
Accrued taxes on share options                                              10              -              7              -
Foreign exchange on US$ denominated liabilities
                                                                             -              -         (5,154)             -
                                                                --------------- --------------   ------------   -------------
Net income as reported under UK GAAP                                    31,829         13,941         16,631          8,713
                                                                --------------- --------------   ------------   -------------


Reconciliation of total shareholders' equity from US GAAP to UK GAAP


                                                                      31.03.01       31.03.00       31.03.01       31.03.00
                                                                         $'000          $'000    (pound)'000    (pound)'000
                                                                ---------------    -----------    -----------   ------------
Total shareholders' equity as reported under US GAAP                   761,711        631,354        535,777        395,760
Adjustments to conform to UK GAAP:
Merger accounting adjustments
- restructuring costs charged to income                                    110            350             77            218
Goodwill written off to reserves                                     (191,215)      (214,561)      (134,497)      (134,496)
Goodwill amortisation                                                   35,148         28,604         24,723         17,930
Net book value of goodwill on acquisition accounting for
Roberts Pharmaceutical Corporation                                     607,605        718,271        427,386        450,243
Deferred tax                                                          (26,769)       (37,111)       (18,830)       (23,263)
Difference in accounting for convertible debt                              464            354            327            222
Difference in valuation of fixed asset investments                         258              -            181              -
Accrued taxes on share options                                           (123)              -           (86)              -
                                                                ---------------    -----------    -----------   ------------
Total shareholders' equity as reported under UK GAAP
                                                                     1,187,189      1,127,261        835,058        706,614
                                                                ---------------    -----------    -----------   ------------


Earnings per share per UK adjusted results

Earnings per share has been calculated by dividing the profit on ordinary activities after taxation for each period by the weighted average number of shares in issue during those periods, in accordance with FRS14.

The weighted average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares in accordance with FRS14.

                                                    3 months         3 months
                                                 to 31.03.01      to 31.03.00
                                                 (pound)'000      (pound)'000
                                            ----------------- -----------------
Profit for the period (for basic and
diluted EPS)                                          16,631            8,713


Weighted average number of shares in
issue for basic EPS                              257,390,769      246,672,276
Number of dilutive potential shares                5,258,882       12,629,355
                                            ----------------- -----------------
Total for fully diluted EPS                      262,649,651      259,301,631
                                            ----------------- -----------------